Certain confidential information contained in this document, marked by brackets, has been omitted because it is both (i) not material and (ii) would be competitively harmful if publicly disclosed.

Exhibit 10.10

AMENDMENT NO. 6 TO DEVELOPMENT AND COMMERCIALIZATION AGREEMENT

This Amendment No. 6 to Development and Commercialization Agreement (this “Amendment No. 6”) is effective as of December 19, 2018 (the “Amendment Date”) and is entered into by and between:

SAMSUNG BIOEPIS CO., LTD., with head offices at Cheomdan-daero 107, Yeonsu-gu, Incheon, 21987, Republic of Korea, represented herein in accordance with its Corporate Documents, hereinafter referred to as (“Samsung”); and

MERCK SHARP & DOHME CORP., a corporation organized and existing under the laws of the State of New Jersey, United States of America, represented herein in accordance with its Corporate Documents, hereinafter referred to as (“Merck”).

Samsung and Merck are hereinafter referred to jointly as the “Parties” and individually as a “Party”.

RECITALS

WHEREAS

(i) On February 18, 2013, Samsung and Merck executed the Development and Commercialization Agreement, as amended on July 21, 2014, July 11, 2017, October 1st, 2017, Sept 1st, 2018 and Oct 15, 2018 (“DCA or Agreement”), for the purpose of, among other things, granting Merck an exclusive license (even as to Samsung) to Commercialize any and all Compounds and Products in the Territory.

(ii) Merck presented to Samsung background information about the possibility of commercialization of certain Products in Brazil by local laboratories, under the Partnership for Productive Development (the “PDP Program”) established by the Brazilian Unified Health System (“SUS”).

(iii) Samsung, after conducting its own due diligence with its external advisors, has elected to participate in the PDP Program by engaging [* * *] collectively referred to as “Local Labs”) as a local partner for the purpose of PDP Program, according to the definition set forth in the relevant legislation (the “PDP Application”).

(iv) The Local Labs shall commercialize the Products listed in Attachment 1 to this Amendment No. 6, including their intermediates (i.e., finished product, semi-finished product, bulk drug substance, working cell bank) for the PDP Program in Brazil (collectively, the “PDP Program Products”).

[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

(v) Samsung and [* * *] submitted an adjustment to the PDP Program between [* * *], as approved by the Brazilian Ministry of Health (“MoH”) with respect to the commercialization of the PDP Program Products in Brazil in order to have Samsung as the new international technology partner. Such submission has been approved by the MoH.

(vi) Notwithstanding Merck’s exclusive right to Commercialize the Compounds and Products in the Territory, the Parties have agreed that, solely in the Brazilian market and for the PDP Program only:

(a) Local Labs will have the exclusive right and obligation of Commercialization of the PDP Program Products in Brazil in accordance with the provisions below.

(b) after achieving certain milestones in the PDP Program, Samsung will Develop and Manufacture the PDP Program Products with the Local Labs.

(c) under the PDP Program, Merck, directly or through any Merck Affiliate, will be responsible for purchasing from Samsung and selling and exporting the PDP Program Products to [* * *] in order to allow the supply of the PDP Program Products in Brazil.

NOW THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1. DEFINITIONS

The Parties agree that (i) capitalized terms used but not otherwise defined in this Amendment No. 6 shall have the meanings ascribed thereto in the DCA; and (ii) capitalized terms defined herein, shall be incorporated by reference into “Article 1 – Definitions” of the DCA.

ARTICLE 2. THIRD AMENDMENT OF THE AGREEMENT

2.1 New Section 2A.4 of the DCA is hereby added as follows:

2A.4 Commercialization of PDP Program Products.

(a) The Commercialization of PDP Program Products to the Brazilian Federal Government to supply SUS will be performed by the Local Labs under the PDP Program. Under the PDP Program, Samsung agrees to transfer the necessary technology, to enable the Local Labs to Manufacture the PDP Program Products in Brazil (“Technology Transfer”). It is contemplated that the Technology Transfer will be conducted in subsequent phases, contingent of the Local Labs meeting threshold requirements to move from one phase to the next phase, based on demonstration of pre-determined manufacturing/technical/quality capabilities, facilities readiness, and product quality targets, as they apply to the technology transfer stage being executed. During the period of the Technology Transfer from Samsung to the Local Labs, Merck shall have the exclusive right to supply such PDP Program Products to [* * *]. As a result, Samsung, Merck, and [* * *] shall enter into a supply agreement defining each entity’s roles and responsibilities with respect to the supply and purchase of the PDP Program Products (the “PDP Program Supply Agreement”). In

[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

addition, Samsung and the Local Labs shall enter into agreements ruling the PDP Program activities and the technology transfer, including, but not limiting to, a master agreement setting the general conditions for the PDP Program for all PDP Program Products and a specific technology transfer agreement for each of the PDP Programs Products (the “Technology Transfer Agreements”) and other ancillary agreements defining each entity’s roles and responsibilities with respect to the PDP Program, including but not limited to, Technology Transfer, Commercialization, quality, pharmacovigilance, and regulatory activities related to the PDP Program Products (the “PDP Program Agreements”).

(b) The Parties hereby agree that, notwithstanding Sections 2A1, 3.1.4 and 3.6 of this Agreement, Merck agrees to waive its rights to Commercialization and consents that the Local Labs shall have the exclusive right to Commercialization of the PDP Program Products for the PDP Program only. The PDP Program Agreements shall provide that Local Labs shall also be responsible for all regulatory activities and pharmacovigilance activities, as well as other ancillary obligations relating to Commercialization of the PDP Program Products. Merck will have no obligations or responsibilities for the Commercialization, regulatory and pharmacovigilance activities relating to Commercialization of the PDP Program Products in Brazil.

(c) As required under Section 3.5, Samsung shall continue to have the obligation for the Development and Manufacture of the Products and to conduct and perform any and all regulatory activities relating thereto, with respect to the PDP Program Products; provided, however, that Samsung shall have the obligation to perform all steps reasonably necessary to complete the Technology Transfer to enable the Public Labs to conduct the Manufacturing of the PDP Program Products and for performing all regulatory activities related thereto. At such time when the Local Labs can demonstrate that they are able to Manufacture the PDP Program Products in accordance with Samsung’s product specification and respective regulatory approval in Brazil, and in quantities necessary to supply the PDP Program, Samsung will be excused from the obligation to Manufacture PDP Program Products and all regulatory activities related thereto. Until such time the Technology Transfer has been completed, Merck shall purchase the applicable PDP Program Products from Samsung and resell those PDP Program Products to [* * *] in accordance with the terms and conditions of the PDP Program Supply Agreement.

(d) Notwithstanding Merck’s waiver of the Commercialization right at local level provided herein above, Samsung hereby agrees that any and all commercial matters related to the PDP Program Products (forecast, minimum volumes, delivery and payment terms, margins, prices to the MoH, supply price to the partner, definition of portfolio of products, execution of supply agreements related to each PDP Program Product - such agreements which shall dictate time to launch of such product -, commercial intelligence, marketing and promotional investments definitions) will be subject to mutual prior express agreement.

(e) For the avoidance of doubt, Merck will not interfere with Samsung’s termination rights provided under the terms of the PDP Program Agreements; provided Samsung complies with applicable law in exercising such termination rights.

[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

2.2 Section 3.5(a) is amended in its entirety as follows (changes italicized and underlined):

3.5(a) Samsung shall have sole responsibility for the Development of Compounds and Products, the Manufacturing of Compounds and Products, and all regulatory activities relating to the Development or Manufacturing of Compounds and Products, throughout the Territory; provided, however, during the Technology Transfer, the Development and Manufacturing of the PDP Program Products and related regulatory activities shall be transferred from Samsung to the Local Labs, as agreed to under the PDP Program Agreements. Samsung shall use Commercially Reasonable Efforts, at its own expense, to Develop and Manufacture each Product. As reasonably requested by Samsung, Merck shall provide clinical and/regulatory input to Samsung with respect to Compound(s) or Product(s). Throughout the Territory, Samsung shall be the holder of the Marketing Authorizations for the Products; provided, however, that (i) Merck shall be the holder of a Clone of Samsung’s Marketing Authorizations for the Products in the European Union (where applicable) and (ii) [* * *] shall be the holder of the Marketing Authorizations for the PDP Program Products in Brazil.

2.3 New Section 3.11 of the DCA is hereby added as follows:

3.11 IP Licenses Concerning PDP Program. In order to facilitate the Commercialization of the PDP Program Products as described in this Amendment No. 6, the Parties agree that:

(i) Merck hereby waives its exclusive rights set out under Section 3.1.1 above specifically to the Commercialization of the PDP Program Products for the PDP Program only and hereby consents to have the Local Labs Commercialize the PDP Program Products for the PDP Program only, with no right to export such PDP Program Products outside of Brazil except for Mercosur countries in emergency events as agreed to between the Parties in the PDP Supply Agreement. Notwithstanding the foregoing, Merck may waive its Commercialization rights for other countries on a case by case basis in writing. This waiver does not affect Merck’s right to sell, import and export the PDP Program Products to the Local Labs;

(ii) Merck hereby consents to Samsung’s sublicensing to the Local Labs the rights to the Merck Patent Rights and the Merck Know-How granted to Samsung under Section 3.1.3 and Merck’s other patent rights granted under Section 3.2.2, in each case solely for purposes of Manufacturing the PDP Program Products in Brazil with no right to export outside of Brazil except for Mercosur countries in emergency events as agreed to between the Parties in the PDP Supply Agreement. Notwithstanding the foregoing, Merck may waive its Commercialization rights for other countries on a case by case basis in writing.

(iii) the licenses granted by Merck to Samsung under Sections 3.1.3 and 3.2.2 are hereby expanded to cover Commercialization of the PDP Program Products, and Merck hereby consents to Samsung’s sublicensing to the Local Labs the rights to the Merck Patent Rights, the Merck Know-How, and Merck’s other patents rights granted under those Sections, in each case, solely for purposes of Commercializing the PDP Program Products as contemplated under Amendment No. 6; and

[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

(iv) notwithstanding Section 3.7, Merck waives the right to create, develop, select, approve, or own the Trademarks under which the PDP Program Products are to be Commercialized by the Local Labs and hereby consents Samsung to grant rights to the Local Labs to create, develop, select, approve, or own the Trademarks under which the PDP Program Products are to be Commercialized in Brazil. In addition, Merck hereby grants Samsung a non-exclusive, fully-paid, royalty-free license, for purposes of sublicensing solely to the Local Labs, to use the Trademarks of Merck, listed in the Attachment 2, agreed between the Parties from time to time for purposes of distributing and selling the PDP Program Products until such time as the Local Labs receive their own Marketing Authorizations for the PDP Program Products under the Trademarks selected by the Local Labs or unbranded and the approval of the packaging Facilities by the Governmental Authority (as such terms are defined in the Technology Transfer Agreement) in Brazil.

2.4 Section 6.13 is amended in its entirety as follows (changes italicized and underlined):

6.13 Failure of Product to Meet Specifications. If a Product delivered to Merck is determined not to meet the applicable Specifications, then Samsung shall, at the election of Merck, either (i) replace such non-conforming Product as soon as reasonably practicable at no additional cost to Merck, or (ii) refund or credit to Merck the Supply Price paid or payable for such non-conforming Product, together with any direct out-of-pocket costs reasonably incurred by Merck in connection with the rejection of such non-conforming Product, including, but not limited to, applicable shipping and return costs, or reasonable costs of destruction. Notwithstanding anything to the contrary contained in this Agreement, the remedies set forth in this Section 6.13 shall be the sole and exclusive remedies for the failure of any Product supplied by Samsung to Merck hereunder to conform to the applicable Specifications, (a) except to the extent Samsung is required under Section 8.5 to indemnify Merck, its Affiliates and its or such Affiliates’ respective directors, officers, employees and agents from and against any Liability to one or more Third Parties arising out of such failure, and (b) except that Merck may exercise its right of termination in accordance with Section 10.3.1 if such failure constitutes a material breach by Samsung under Section 10.3.1(a). For the purposes of the PDP Program, if any PDP Program Product is determined not to meet the applicable Specifications, the sole and exclusive remedies to Merck and [* * *]with respect to the non-conforming PDP Program Product shall be as provided in the PDP Program Supply Agreement. To the extent Samsung has any obligation to provide a refund or credit of the Supply Price for the non-conforming PDP Program Product, Merck shall promptly issue an equivalent refund or credit to [* * *]. For avoidance of doubt, the terms and conditions defining responsibilities for sharing discard costs between the parties shall be the same as detailed in the DCA, provided that, when shared, it shall consider the specific true-up mechanism calculation for the PDP program products, as detailed in the Schedule 1.54, Section (b), (iii)

[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

2.5 New Section 7.5 is hereby added to the DCA, as follows:

7.5 Payment Terms for PDP Program Products. Notwithstanding the payment term provided in Section 7.1 and save when specifically agreed otherwise in writing in any specific situation of the PDP Program, the Parties agree that Merck shall pay Samsung for the PDP Program Products, including all intermediate products within the same payment term(s) agreed between Merck (including its subsidiaries) and [* * *] under the PDP Supply Agreement, always counted from the date of delivery of the competent sale invoice by Merck (including its subsidiaries) to [* * *]. The Initial Target Supply Price for the PDP Program Products shall be agreed to between the Parties prior to first supply to Merck for the PDP Program, and the Supply Price for the PDP Program Products shall be set and adjusted on a Calendar Year basis in accordance with the Supply Price True-up Mechanism set out in Schedule 1.54.

2.6 New Section 6.3.9 is hereby added to the DCA, as follows:

6.3.9 Forecast for PDP Program Products. The Parties agree that the Rolling Forecasts and the Binding Forecasts and the purchase orders submitted by Merck to Samsung for the PDP Program Products (including for the applicable Bulk Drug Substance) must be sent promptly, but in no more than seven (7) business days after receiving [* * *] rolling forecasts, the binding forecasts and/or purchase orders in accordance with the PDP Program Supply Agreement and shall mirror exactly the times, quantities and specification set out in the forecasts and purchase orders submitted by [* * *] for the PDP Program Products under the PDP Program Supply Agreement.

2.7 New Section 6.15 is hereby added to the DCA, as follows:

6.15 PDP Program Supply Agreement. To the extent any provision in Section 6 conflicts with an analogous provision in the PDP Program Supply Agreement, the Parties agree that the provision in the referred PDP Program Supply Agreement will control solely with respect to the PDP Program Products.

2.8 In Schedule 1.54, Section (a), new clause (L) is hereby added to the definition of “Samsung Costs” as follows:

(L) solely for purposes of Target Supply Price and true-up calculations with respect to the PDP Program Products, any and all costs incurred by Samsung in performing the Technology Transfer under the PDP Program, including but not limited to costs of labor (including salaries, payroll taxes, bonuses, benefits, travel expenses and training costs) and overhead directly associated with Technology Transfer activities, limited to the estimate defined and detailed in the Technology Transfer work plan to be provided in the PDP Program Agreements, as well as the costs and expenses exclusively related to one (1) FTE to serve as Samsung’s Alliance Manager responsible for the project and excluding the materials costs to be covered by [* * *] detailed in the PDP Program Supply Agreement. For the sake of clarity, Liabilities incurred or paid by Samsung and or its Affiliates with respect to an Infringement Claim in connection with the Technology Transfer and manufacturing third party IP infringement claims related to PDP Program Products shall not be deemed to be Samsung Costs, as contemplated in Section 9.4 of the DCA. Also, as per Section 8.5 of this Agreement, with the wording added by the 6th Amendment, it shall not be considered a Samsung Cost for purposes of Target Supply Price and true-up calculations the Cancellation Costs (as defined in the PDP Program Supply Agreement)

[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

whenever such Cancellation Costs derive from the cancellation of the Binding Forecasts (as defined in the PDP Program Supply Agreement), due to termination of the PDP Program Supply Agreement based on the breach of the Technology Transfer Agreements by [* * *]. For clarification purposes, the Cancellation Costs resulting from all other situations shall be included as Samsung Costs for purposes of Target Supply Price and true-up calculations and subject to the split pursuant Schedule 1.54, section (b), (iii). Cancellation Costs received from [* * *] will be included in the definition of Net Sales. Notwithstanding the foregoing, Cancellation Costs received from [* * *] whenever such Cancellation Costs derive from the cancellation of the Binding Forecasts (as defined in the PDP Program Supply Agreement), due to termination of the PDP Program Supply Agreement based on the breach of the Technology Transfer Agreements by [* * *], shall be provided directly to Samsung and (i) shall not be deemed Net Sales and (ii) any cancellation cost incurred by Samsung shall not be deemed as Samsung Cost and (iii) Samsung shall refund any related costs previously received from Merck.

2.9 In Schedule 1.54, Section (a), the following is added at the end of the definition of “Merck Costs”.

Since Merck has no responsibilities for Commercializing the PDP Program Products, Merck Costs shall not include any expenses related to activities for sales, marketing, advertising, promoting, project management or Commercialization of the PDP Program Products, unless the Parties agree otherwise in the future.

The parties acknowledge and agreed that costs and expenses exclusively related to one (1) FTE to serve as MSD’s Alliance Manager responsible for the project shall be included as part of Merck Costs in the true-up.

2.10 In Schedule 1.54, Section (b), new clause (iii) is hereby added to the subsection titled True-Up Periods as follows:

(iii) The Parties agree that for the quarterly profit true-up mechanism calculations carried out pursuant to this Section (b) for the PDP Program Products listed in Attachment I, the share between the Parties shall be split as follows: 65% of the profit to Samsung and 35% of the profit to Merck. Therefore, if Samsung Profit associated with the PDP Program Products is greater than 65% of the sum of Samsung Profit and Merck Profit associated with the PDP Program Products (“Total PDP Program Profit”), then Samsung will pay Merck an amount equal to the difference between actual Samsung Profit associated with the PDP Program Products and 65% of the Total PDP Program Profit, and if Merck Profit associated with the PDP Program Products is greater than 35% of the Total PDP Program Profit, then Merck will pay Samsung an amount equal to the difference between actual Merck Profit associated with the PDP Program Products and 35% of the Total PDP Program Profit. Any amounts owed between the parties for the PDP Program Products will be netted against the other quarterly true-up payment amount(s) between the parties. To add clarity, an illustration of the profit true-up mechanism for the PDP Program I set out in Attachment 3.

[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

2.11 For the specific purposes of the PDP Program in Brazil, the Parties agree to add Sections 8.2.5, 8.2.6, 8.2.7 and 8.2.8 to the DCA, and renumber former Section 8.2.5 to Section 8.2.9 reading as follows:

8.2.5 it has not relied on any representation by Merck on the viability or potential success of undertaking a PDP Program, and it has elected, in its sole discretion, upon conducting its own due diligence to participate in the PDP Program understanding the variables and risks involved in effectuating a successful PDP Program.

8.2.6 to Samsung’s knowledge as of the Amendment Effective Date, it holds and will maintain valid any and all authorizations, licenses, sublicenses, grants and permits, including but without limitation to any and all Patent Rights and other intellectual property rights necessary to perform the Technology Transfer for the PDP Program, more specifically those related to the Technology Transfer of Samsung’s current technology (the background IP Samsung holds before the start of the Technology Transfer)(“Samsung’s PDP Technology”) provided that, the exclusive remedy for breach of this representation will be the indemnity provided in Section 8.5, as qualified by Section 9.1 and 9.5 in the specific case of Liabilities arising out of Infringement Claims.

8.2.7 it has conducted a FTO (“Freedom to Operate”) assessment and confirmed that Brazilian patent applications [* * *], any divisional applications arising therefrom, and granted patent [* * *], to the best of Samsung’s actual or constructive knowledge as of the Amendment Effective Date, do not represent any encumbrances or limitations for the effective Technology Transfer of Samsung’s PDP Technology under the PDP Program, provided that the exclusive remedy for breach of this representation will be the indemnity provided in Section 8.5, as qualified by Section 9.1 and 9.5 in the specific case of Liabilities arising out of Infringement Claims.

8.2.8 shall use Commercially Reasonable Efforts to obtain, any and all authorizations, licenses, sublicenses, grants and permits, including, without limitation, any and all Patent Rights and other intellectual property rights that may be required in order to effectuate the Technology Transfer under the PDP Program in the event that Samsung’s PDP Technology infringes any Third Party Patent Rights or know-how owned or Controlled by such Third Party for purposes of the Development, Manufacture and/or Commercialization of the PDP Program Products, provided that the exclusive remedy for breach of this representation will be the indemnity provided in Section 8.5, as qualified by Section 9.1 and 9.5 in the specific case of Liabilities arising out of Infringement Claims.

8.2.9 EXCEPT FOR THE REPRESENTATIONS AND WARRANTIES EXPRESSLY SET FORTH IN SECTION 8.1, THIS SECTION 8.2 AND ELSEWHERE IN THIS AGREEMENT, NEITHER SAMSUNG NOR ANY OTHER PERSON ACTING ON BEHALF OF SAMSUNG MAKES ANY REPRESENTATION OR WARRANTY (INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR USE AND NON-INFRINGEMENT OF THIRD PARTY INTELLECTUAL PROPERTY RIGHTS), EXPRESS OR IMPLIED, TO MERCK.

[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

2.12 Section 8.5 of the DCA is amended and new item 8.5.1 is added as follows (changes are italicized and underlined):

8.5 Indemnification by Samsung. Samsung shall indemnify and defend Merck, its Affiliates and its and such Affiliates’ respective directors, officers, employees, and agents from and against any Liabilities arising out of or relating to (i) Samsung’s breach of any of its representations, warranties, covenants and obligations in this Agreement (including those relating to the Development and Manufacturing of the Products), any of the PDP Program Supply Agreement, or any of the PDP Program Agreements; (ii) Samsung’s or its Affiliate’s failure to comply with any applicable laws, rules, or regulations, including those related to the PDP Program or any Technology Transfer activities related thereto (iii) Samsung’s or its Affiliate’s willful misconduct or negligence, and (iv) any Liability, penalty, fine, interest, responsibility and Obligation claimed or imposed by any entity, including law enforcement authorities, of the Brazilian Federal Government as a result of Samsung’s failure to implement the Technology Transfer in accordance with the PDP Program Agreements. For the sake of clarity, any Liability, penalty, fine, interest, responsibility or Obligation for which Samsung is obligated to indemnify Merck under this Section 8.5(iv) or Section 8.5.1 below shall not be subject to the damages cap in Section 8.8. In addition, notwithstanding Section 9.3(C) of the PDP Program Supply Agreement which requires Merck and Samsung to share [* * *] percent ([* * *]%) of all Cancellation Costs (as defined in the PDP Program Supply Agreement) incurred in connection with the cancellation of the Binding Forecasts (as defined in the PDP Program Supply Agreement), if the cancellation of the Binding Forecasts is due to termination of the PDP Program Supply Agreement based on the breach of the Technology Transfer Agreements by [* * *], then Merck shall have no obligation to pay any portion of the Cancellation Fee and Samsung shall indemnify and hold Merck harmless from any Liability that is based on such obligation to pay the Cancellation Fee.

8.5.1 For the sake of clarity, in the event a decision rendered by any entity of the Brazilian Federal Government determines that Merck will have to disburse any amount related to Liability, penalty or fine in the course of any dispute associated with the failure to implement the Technology Transfer by Samsung, then Samsung shall promptly indemnity and hold Merck harmless until the final decision of the above mentioned dispute. If such final decision determines that Samsung did not fail to implement the Technology Transfer, then Merck shall use Commercially Reasonable Efforts to recoup such amounts paid to the Brazilian Federal Government and reimburse, if successfully recouped, Samsung for the amounts that it has paid Merck pursuant to section 8.5 and 8.5.1. In the event Merck needs to litigate against the Brazilian Federal Government to recoup such amounts mentioned above, then Samsung shall be responsible for all legal costs associated to that litigation.

2.13 Section 8.6 of the DCA is amended as follows (changes are italicized and underlined):

8.6 Indemnification by Merck. Merck shall indemnify and defend Samsung, its Affiliates and its and such Affiliates’ respective directors, officers, employees, and agents from and against any Liabilities arising out of or relating to (i) Merck’s breach of any of its representations, warranties, covenants and obligations in this Agreement (including those relating to Commercialization of the Products), or in the PDP Program Supply

[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

Agreement, (ii) Merck’s or its Related Party’s failure to comply with any applicable laws, rules or regulations, including in connection with its obligations under the PDP Program Supply Agreement, (iii) Merck’s or its Related Party’s willful misconduct or negligence, or (iv) any Liability, penalty, fine, interest, responsibility and Obligation claimed or imposed by the Brazilian Federal Government as a result of Merck’s breach of its supply obligations under the PDP Program Supply Agreement.

2.14 New Sections 9.5 and 9.6 are hereby added to the DCA:

9.5 Infringement Claims of the PDP. For the specific purposes of the PDP Program in Brazil, the Parties hereby acknowledge and agree that (i) any and all reference to “Infringement Claim” and “Liability” in Section 9.1 above shall include those Infringement Claims and Liabilities related to the infringement of Third Party’s Patent Rights, know-how, trade secrets or other intellectual property rights resulting from manufacture, use, importation, export or sale of the PDP Program Products under or for the PDP Program or Samsung’s performance of the Technology Transfer; and (ii) notwithstanding the procedures and the right of termination set forth under Sections 9.1 and 10.4 of the this Agreement, which shall remain applicable, the Liabilities associated with any Infringement Claim based upon the infringement of Third Party’s Patent Rights, know-how, trade secrets or other intellectual property rights (collectively, “IP”) as a result of the PDP Program shall be allocated as follows: (a) with respect to any Infringement Claim arising solely due to Samsung’s failure to obtain from a Third Party the necessary authorization or license for Samsung to transfer such Third Party’s proprietary information or technology as part of Samsung’s performance of the Technology Transfer (e.g., the Third Party IP holder does not consent to Samsung’s transfer of certain proprietary information or technology to Local Labs as part of the Technology Transfer, or the authorization or license granted by the Third Party does not extend to the Third Party’s Patent Rights that cover the use of such proprietary information or technology), then, Samsung shall bear [* * *] percent ([* * *]%) of the Liabilities for Infringement Claims suffered by Merck and its Affiliates as a result of such Infringement Claim; (b) to the extent that the Infringement Claim relates solely to a manufacturing process employed by Samsung or any of its contract manufacturers in Manufacturing any Compound or Product, Samsung shall be responsible for [* * *] percent ([* * *]%) of all Liabilities associated with such Infringement Claim for SB4 (etanercept biosimilar) and shall share the Liabilities for SB3 (trastuzumab biosimilar) pursuant to Section 9.1; and (c) for all other Infringement Claims, the Parties shall share [* * *] all Liabilities associated with such Infringement Claim. For the sake of clarity, any Liability to one or more Third Parties (x) suffered by Merck and its Affiliates as a result of an Infringement Claim for which Samsung is obligated to indemnify Merck under Section 9.5(a) or (y) associated with an Infringement Claim under 9.5(b) or 9.5(c) for which either Party is obligated to indemnify the other Party shall not be subject to the damages cap in Section 8.8.

9.6 Third Party License and/or Newly Issued Third Party Patent in connection with modifications and improvements required by Local Labs. In the event that during the Technology Transfer changes or adaptations to Samsung’s PDP Technology are required and, as a result, (i) a Third Party approaches either Party or the Local Labs with a request or demand that Samsung obtains a license under any Patent Rights or know-how owned or

[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

Controlled by such Third Party for purposes of the Technology Transfer under the PDP Program, or (ii) Samsung or Merck becomes aware of the issuance of a Third Party Patent that is newly issued in Brazil after the Effective Date and that may hinder or restrict the Technology Transfer under the PDP Program (“PDP New Third Party License/Patent”), Samsung or Merck, as the case may be, shall notify the other Party in writing of such request, demand or the issuance of such PDP New Third Party Patent, and Samsung shall use Commercial Reasonable Efforts to obtain such license or enter into a settlement with the Third Party at the Local Labs expenses . In the event that Samsung obtains such a license or a settlement with the Third Party but does not manage to pass such cost through to the Local Labs then all royalties, license fees and other similar fees incurred or paid for or in connection with such license, and all fees and expenses of attorneys and other professional advisors incurred or paid in relation thereto, shall not be included in “Samsung Costs”, under and for the purpose of the Supply Price True-up Mechanism. The provisions of Sections 9.2 and 9.3 are not applicable for the situations involving changes in Samsung’s PDP Technology, which shall be governed by this Section 9.6. Any Infringement Claim and Liabilities related to the situations under this Section 9.6 shall be borne by the Local Labs or by Samsung, in case it does not manage to pass such cost through to the Local Labs.

2.15 New item (c) is hereby added to Section 10.3.1 of the DCA:

(c) by Merck specifically with respect to the PDP Program, upon written notice to Samsung and without any Liability to Merck, (i) with immediate effect in case of Samsung’s infringement of any Third Party’s Intellectual Property Rights in performing Samsung’s obligations under the PDP Program Agreements; (ii) in case of Samsung’s failure to perform, even if partially, the Technology Transfer or if Samsung commits a material breach of any of its other obligations under the PDP Program Agreements by causes and reasons within its reasonable control, and Samsung has not cured such failure or breach within ninety (90) calendar days after Merck provides notice requesting cure of such failure or breach; or (iii) if Merck terminates a PDP Program Supply Agreement and Samsung does not terminate its involvement in the PDP Program with respect to the PDP Program Product addressed in such PDP Program Supply Agreement; provided such termination in this Section 10.3.1(c)(iii) shall only be with respect to the applicable PDP Program Product. If Merck chooses to enforce this termination right, all applicable effects of termination set forth in the DCA will continue to apply and are hereby ratified. For the avoidance of doubt, if the Agreement is terminated under (i) above, due to Samsung’s infringement of any Third Party’s Intellectual Property Rights in performing Samsung’s Technology Transfer obligations under the PDP Program Agreements, Section 10.6.2(a) will apply. For termination arising from Samsung’s infringement of any Third Party’s Intellectual Property Rights other than from Samsung’s Technology Transfer obligations, Section 10.6.2(e) will apply. Each PDP Program Supply Agreement shall set forth specific post-termination obligations, and Merck shall be obligated to comply with such post-termination obligations notwithstanding any termination under this Section 10.3.1(c). Samsung will then be entitled to continue to commercialize the PDP Program Products in Brazil, for the PDP Program only, directly or by appointing the Local Labs for such purposes.

ARTICLE 3. MISCELLANEOUS

3.1 This Amendment No. 6 shall be effective as from the formal acceptance of the PDP Application by the MoH and further execution of the PDP Program Supply Agreement and the PDP Program Agreements. This Amendment No. 6 shall remain in force until the PDP Program is entirely concluded, meaning until the entire conclusion of any and all arrangements related to the PDP Program and shall automatically terminate upon termination of the PDP Program Supply Agreement and the PDP Program Agreements. To the extent the PDP Program remains in force longer than the term of the DCA as stated in Section 10.1, the term of the DCA will be extended automatically solely with respect to the PDP Program until such time as the PDP Program is entirely concluded.

3.2 The Parties acknowledge that this Amendment No. 6 is entered into for purposes of facilitating the PDP Program. Accordingly, additional amendments to the DCA may be required to align the DCA with the PDP Program Supply Agreement and the PDP Program Agreements. In such case, the Parties agree to negotiate in good faith such additional amendments to the DCA to align the DCA with the PDP Program Supply Agreement and the PDP Program Agreements.

3.3 In the event a Party is required to file a copy of this Amendment No. 6 with a Regulatory Authority or any other governmental authority or agency, (i) such Party shall redact the list of Biosimilars (and references to all or part of them) set forth in Section 2.1.2 and other provisions of this Amendment No. 6 and other commercially sensitive information from such copy to the extent permitted under applicable law and (ii) such Party shall provide the other Party with an advance draft of the redacted form of this Amendment No. 6 that the disclosing Party proposes to file, with not less than ten (10) Business Days for review, and shall incorporate the non-disclosing Party’s comments to the extent additional or other redactions requested by the non-disclosing Party are permitted, and may reasonably be afforded confidential treatment, under applicable law and such authority or agency’s then-current practice.

3.4 The Agreement, together with the Schedules thereto, as amended by this Amendment No. 6, contains the entire understanding of the Parties with respect to the Products, including the PDP Program Products. Any other express or implied agreements, understandings, negotiations, writings and commitments, either oral or written, with respect to the subject matter of the Agreement are superseded by the terms of the Agreement as amended by this Amendment No. 6.

[Signatures on the Following Page]

IN WITNESS WHEREOF, the Parties have executed this Amendment No. 6 as of the Amendment Date.

/s/ Christopher Hansung Ko
SAMSUNG BIOEPIS CO., LTD.

By:	Christopher Hansung Ko
Title:	Chief Executive Officer

/s/ Michael Schwartz
MERCK SHARP & DOHME CORP.

By:	Michael Schwartz
Title:	Assistant Treasurer

Attachment 1

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[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

Attachment 2

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[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]

Attachment 3

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[* * *]=[CONFIDENTIAL PORTION HAS BEEN OMITTED BECAUSE IT (I) IS NOT MATERIAL AND (II) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED.]